Exhibit 5.2

March 9, 2011

Weber City Road LLC

c/o Chemtura Corporation

199 Benson Road

Middlebury, Connecticut 06749

Re:	Exchange of up to $455,000,000 aggregate principal amount of 7.875%
Senior Notes due 2018 and guarantees thereof for all outstanding unregistered 7.875% Senior Notes due 2018 issued on August 27, 2010

Gentlemen:

We have acted as special Louisiana counsel for Weber City Road LLC, a Louisiana limited liability company, acting through its liquidator, Chemtura Corporation (“Guarantor”), in connection with the Guarantor’s proposed guaranty of up to $455,000,000 7.875% Senior Notes that have been registered with the Securities and Exchange Commission (the “SEC”) to be issued by Chemtura Corporation (“Chemtura”) (the “Exchange Notes”) pursuant to the Indenture (defined below). The Exchange Notes are to be issued in connection with an exchange offer (the “Exchange”) to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereafter referred to as the “Registration Statement”) to be filed on or about March 9, 2011, under the Securities Act of 1933, as amended.

1. Documents Reviewed. For purposes of rendering our opinion set forth herein, we have among other things reviewed originals or copies of the following documents which pertain directly to the Exchange Notes (collectively, the “Exchange Documents”).

a. Indenture by Chemtura and U.S. Bank National Association, as trustee, dated August 27, 2010, as supplemented by that certain Supplemental Indenture No. I between Chemtura and Guarantor and U.S. Bank National Association dated November 10, 2010 (collectively, the “Indenture”);

b. Registration Statement.

c. With respect to Guarantor, the Articles of Organization and Operating Agreement of the Guarantor, as well as the Articles of Dissolution filed with the Secretary of State on February 9, 2011.

In reaching our opinions set forth below, we have assumed: (a) the genuineness of all signatures (other than Guarantor’s), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies; (b) the due organization, valid existence and good standing of all parties other than the Guarantor under the laws of the jurisdiction in which such parties are organized; (c) that all parties other than the Guarantor have the power and authority to execute and deliver the Exchange Documents to which they are a party and to perform their respective obligations thereunder, and that all such actions have been duly and validly authorized by all necessary proceedings on the part of all such parties.

The term “knowledge”, as used herein, means the current actual knowledge of the lawyers who are participating in drafting this opinion letter and in handling the transaction described herein, but does not include, except as specifically provided hereafter, constructive knowledge or inquiry knowledge. Whenever our opinion herein with respect to the existence or absence of facts is qualified by the phrase, “to the best of our knowledge” or “known to us” or the like, we mean that, during the course of our representation of Guarantor, we have made inquiry of the members, managers, or managing members of Guarantor who by virtue of their position, would have reason to know of such facts, and no information has come to our attention which has given us actual knowledge of the existence of facts to the contrary. We have not, however, in rendering this opinion, undertaken any other independent investigation to determine the existence or absence of such facts, but have relied upon the representations as described above, which we have no reason to believe are inaccurate, and the matters within our files. Further be advised that the phrases “we”, “us” and “our” and the like are intended to identify only the attorneys of this firm who have given substantive attention to this matter in rendering this opinion. Capitalized terms used in this opinion and not otherwise defined shall have the meaning ascribed to them in the Exchange Documents.

2. Definitions. As used herein, the following terms shall have the following meanings:

a. Applicable Laws. The term “Applicable Laws” means all applicable constitutional, legislative, judicial and administrative provisions, statutes, regulations, decisions, rulings, orders, ordinances and other laws of the State of Louisiana and of the United States of America.

b. Governing Documents. The term “Governing Documents” means the articles of organization, limited liability company agreement, or similar organizational documents of the Guarantor, including the Notice of Dissolution, as the context may require.

c. Contract. The term “Contract” means any instrument binding on the specified party, including, but not limited to, promissory notes, deeds of trust, mortgages, security agreements, lien instruments, leases, covenants, conditions, easements, rights of way, franchises, permits and licenses.

d. Governmental Authority. The term “Governmental Authority” means all federal, state and local governmental entities.

3. Opinions. Based upon the foregoing and our examination of the Exchange Documents, subject to the qualifications and assumptions herein set forth, we are of the opinion that:

a. Based solely on the Governing Documents, Guarantor is validly existing and qualified to do business as a limited liability company in the State of Louisiana.

b. Guarantor has filed Articles of Dissolution (“Notice of Dissolution”) pursuant to Louisiana Revised Statute 12:1339 and is therefore not able to acquire a Good Standing Certificate from the Louisiana Secretary of State, but has not yet filed the Certificate of Dissolution necessary to wind up and dissolve the company under Louisiana Revised Statute 12:1340.

c. Based solely on the Certificate of Guarantor attached hereto, and the records maintained by the Louisiana Secretary of State as of the date of this Opinion, the Governing Documents are in full force and effect and have not been amended or rescinded, other than as set forth in the Notice of Dissolution.

d. Guarantor has the requisite power and authority to execute and deliver each of the Exchange Documents to which it is a party, and to perform the obligations imposed on it under the Exchange Documents to which it is a party.

e. The execution and delivery of the Exchange Documents and the performance of Guarantor of each of its obligations thereunder have been duly authorized by all necessary limited liability action.

f. Neither the execution, deliver or performance by Guarantor of its obligations under the Exchange Documents, nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any applicable provision of any Applicable Laws; or (ii) will violate any provision of the Governing Documents of Guarantor.

g. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Louisiana Governmental Authority (other than those which have previously been obtained or made) is required to authorize or is required in connection with (i) the execution, delivery and performance of any Exchange Document to which Guarantor is a party; or (ii) the legality, validity, binding effect or enforceability of any Exchange Document against Guarantor.

4. Assumptions. The opinions expressed in this letter are made subject to and are qualified by the following:

a. No Outside Agreements. All terms and conditions of, or relating to, the transactions contemplated by the Exchange Documents are correctly and completely embodied in the Exchange Documents. There are no written or oral terms and conditions agreed to by and between the parties to the Exchange Documents that vary or could be deemed to vary the truth, completeness, correctness, validity, or effect of any of the Exchange Documents in any material manner.

b. Capacity. Each individual executing the Exchange Documents had sufficient legal capacity to execute such documents and perform their obligations thereunder (provided, however, we have no actual knowledge that any such individual lacks legal capacity to do so).

c. Mistake/Fraud. There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

d. Conduct. All parties have complied with any requirement of good faith, fair dealing and conscionability.

e. Future Actions. All parties to the Exchange Documents will act in accordance with and refrain from taking any action forbidden by the terms and conditions of the Exchange Documents.

f. Execution. We have assumed the due execution by each party other than Guarantor of the Exchange Documents to which it is a party.

5. Qualifications. The opinions expressed above are subject to the following qualifications:

a. Specified Laws. The opinions contained herein as to the enforceability of the Exchange Documents are subject to the qualification that enforcement of the Exchange Documents may be affected by: (i) the exercise of judicial discretion in accordance with principles of equity, and (ii) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, revocatory actions, oblique actions and similar laws of general applicability affecting creditors’ rights.

This opinion does not mean that (a) any particular remedy is available upon a material default or (b) every provision of the Exchange Documents will be upheld or enforced in any or each circumstance by a court. The rights of the obligee under any Exchange Document and the enforceability of the Exchange Documents to the extent that Louisiana law is applicable thereto may be subject to the exercise of judicial discretion in accordance with general principles of equity and other applicable law limiting the effectiveness of waivers and the availability of self-help and the remedy of specific performance, and to the further qualifications that certain of the remedial provisions therein are or may be limited or unenforceable in whole or in part under applicable law, provided, that such limitations will not, in our opinion, make the remedies afforded by the Exchange Documents or otherwise available under applicable law inadequate for the practical realization of the principal benefits of the collateral security provided therein, if any, except as such benefits are otherwise limited in these exceptions and except for the economic consequences of any judicial, administrative, or other procedural delay which might result from such laws. We further note that the exercise of the remedy of self-help will constitute a potential violation of Louisiana law and public policy.

The opinions expressed above as to the enforceability of the Exchange Documents are subject to the qualification that certain of the remedial provisions thereof may be limited by Applicable Laws, although such limitations do not in our opinion make the remedies provided for therein inadequate for the practical realization of the benefits of the security intended to be afforded thereby.

b. We express no opinion with respect to any of the following:

i) The continuing validity of the dissolution proceedings initiated by the Notice of Dissolution under Applicable Laws after the execution and entering into of the Exchange Documents;

ii) The effect of a dissolution of the Guarantor entity on the enforceability of the Exchange Documents;

iii) Whether or not a dissolution of the Guarantor entity will result in a default under any Exchange Documents;

iv) The enforceability of any provision in the Exchange Documents making irrevocable a power of attorney, whether or not coupled with an interest;

v) The enforceability of any provision in the Exchange Documents that excludes, waives or limits the liability of any party (A) for its own gross fault, intentional or fault or for causing physical injury to the other party, or (B) for the releases or indemnified’s party’s negligence or strict liability, where the release or indemnity does not expressly include liability arising out of such negligence or strict liability, or (C) for matters relating to the maintenance and preservation of collateral and the exercise of remedies against collateral to the extent proscribed by La. R. S. §10:9-602(3), or (D) which requires indemnification for the indemnified party’s failure to comply with mandatory limitations or requirements of applicable law;

vi) The enforceability of any provision in the Exchange Documents prohibiting the verbal modification of such documents;

vii) The enforceability of any provision in the Exchange Documents waiving the right to a jury trial, the objection of improper venue, unknown rights or defenses or any agreement granting subject matter and personal jurisdiction in any court;

viii) The enforceability of any provision requiring the payment of attorneys’ fees and expenses, in an amount in excess of reasonable attorneys’ fees and expenses actually incurred;

ix) The enforceability of any provision purporting to shorten any prescriptive period or statute of limitations, or waiving in advance any defense with respect to any right of prescription or statute of limitations;

x) To the extent not exercised in good faith, the enforceability of any provision of the Exchange Documents granting the secured party or obligee the unilateral right or discretion to determine standards or requirements for performance not expressly enumerated in the Exchange Documents, or to establish standards or requirements that are not commercially reasonable;

xi) Any waivers of rights of setoff, or agreement to setoff debts that are not liquidated and exigible;

xii) Any provision providing for the right to injunctive relief without a showing of irreparable harm or injury;

xiii) The rights to prospectively charge interest at an increased default rate following an event of default under the Exchange Documents, in excess of simple interest at the rate of twenty-one percent (21%) per annum, in violation of the provisions of La. R.S. §9:3509 (B), to the extent that the obligor does not voluntarily agree in writing to pay such interest following such default;

xiv) Whether any keeper fees would be enforced as a portion of the obligations or indebtedness secured by any lien granted by any of the Louisiana documents;

xv) Any provision for liquidated damages contained in any of the Exchange Documents;

xvi) Any provision for stipulated damages deemed by a court of competent jurisdiction to be manifestly unreasonable contained in any of the Exchange Documents;

xvii) The availability of executory process;

xviii) The amount the obligee may increase the simple interest rate in the event of default, to the extent permitted by R.S. 9:5389;

xix) The enforceability of any provision of the Exchange Documents providing the obligee with the right to accelerate any indebtedness is subject to any applicable judicial decisions which limit the exercise of such right on the basis that (i) the defaults are not material, the penalties bear no reasonable relation to the damage suffered by the obligee as a result of the delinquencies or defaults, or it cannot be demonstrated that the enforcement of the restrictions or burdens is reasonably necessary for the protection of the obligee, or (ii) the obligee’s enforcement of the covenants or provisions under the circumstances would violate any applicable duty of good faith or fair dealing by the obligee.

c. Certificates. As to any facts material to our opinion, we have relied upon the accuracy and completeness of the facts and factual representations made in or pursuant to the Exchange Documents and the documents referred to therein, and, in addition, we have relied upon a certificate or certificates of an official, officer or authorized representative of the particular governmental authority, corporation, firm or other person or entity concerned, and opinions of counsel of other jurisdictions. We have no knowledge of any fact which would render any such reliance inaccurate.

6. Limitations. This opinion letter is issued subject to the following limitations:

a. Opinion Limited to Louisiana. We express no opinion with respect to the effect of any laws other than the Applicable Laws.

Louisiana courts presented with the issue of choice of law provisions have generally held that an agreement between the parties of relatively equal bargaining power to have their contract controlled by the laws of another state will be enforced as long as those laws do not contravene the public policy of the state whose laws would otherwise be applicable. Our opinion as to the enforceability of a choice of law provision does not include an opinion on the enforceability of any consent to jurisdiction or venue, the waiver of the right to a jury trial, or any waiver of rights which may be considered to be non-waivable matters of procedural or substantive due process.

If the laws of the State of Louisiana were nevertheless held applicable to the Exchange Documents, the Exchange Documents would be binding obligations of Guarantor, enforceable in accordance with their terms, subject to the Qualifications and Limitations set forth herein.

b. Securities Laws. We express no opinion with respect to any securities laws or Blue Sky laws of any jurisdiction.

c. Guarantors.

(i) We express no opinion concerning any waiver of the right of subrogation, contribution or reimbursement by a Guarantor. We express no opinion as to the effectiveness of any provisions in the Exchange Documents purporting to automatically reinstate any indebtedness that is subject to avoidance as a preference or fraudulent conveyance in any bankruptcy action involving Guarantor. We express no opinion concerning the enforceability of broadly worded waivers contained in the Exchange Documents, such as waivers with respect to “any act” or “any failure to act” of Obligee, or provisions which purport to make the obligations of Guarantor “unconditional” regardless of any defense or circumstance. We express no opinion concerning the enforceability of the Exchange Documents with respect to indebtedness which cannot be enforced against the principal obligor as a result of prescription, or non-personal defenses (exclusive of defenses arising out of the bankruptcy of the principal obligor). Certain actions of the obligee, such as actions which impair rights of subrogation and actions which create defenses to payment with respect to the guaranteed indebtedness, could limit recovery under a guaranty, in whole and in part.

(ii) We express no opinion as to whether the Guaranty will be effective with respect to any obligations extended or committed by the obligee after the date on which obligee receives notice from Guarantor that Guarantor terminates its guaranty, except for principal and interest on previously extended principal advances, attorney’s and collection fees in connection with collection of such amounts, and amounts that the obligee is obligated to advance following such termination, as provided in Louisiana Civil Code Article 3061.

d. Subsequent Events. We undertake no obligation to advise you of facts or changes in law occurring after the date of this opinion letter which might affect the opinions expressed herein. Specifically, we make no opinion as to the effect of taking any further action to dissolve the Guarantor after the date hereof.

e. Captions. The captions in this opinion are for convenience of reference only and shall not limit, amplify or otherwise modify the provisions hereof.

f. Restriction on Use. This opinion letter shall not be relied upon by any party other than Chemtura, the Guarantor, their respective successors and/or assigns, any rating agency in connection with the securitization of this Exchange and their respective legal counsel.

We express no opinion, however, with respect to any income, franchise sales, withholding, real or personal property, business license or other tax which may result from the transactions contemplated by the Exchange Documents or the performance of the obligations described therein.

The opinions expressed herein are expressed as of the date hereof and are not intended to have any prospective effect. We assume no obligation to advise you or any other Person of any changes concerning the above, whether or not deemed material, which may hereafter come or be brought to our attention, including but not limited to, changes which could result from pending or future legislation, law or jurisprudence. This opinion is not a guaranty.

The opinions expressed in this letter are given solely for the benefit of Chemtura, its successors and assigns (including any purchaser of the Exchange), and any rating agency in connection with the securitization of the Exchange and their respective legal counsel, in connection with the transaction referred to herein. The opinions expressed in this letter may not be relied upon, in whole or in part, by Chemtura or its successors or assigns and any rating agency in connection with the securitization of the Exchange, for any other purpose or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. The opinions expressed in this letter are rendered as of the date hereof and we express no opinion as to circumstances or events that may occur subsequent to such date.

We hereby consent to the filing of this Opinion as Exhibit 5.2 to the Registration Statement and consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules of the SEC.

Respectfully submitted,

/s/ Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.